Exhibit 99.1
MILESTONE SCIENTIFIC EXPANDS U.S. AND CANADIAN DISTRIBUTION
NETWORK WITH ADDITION OF PATTERSON DENTAL SUPPLY
LIVINGSTON, N.J. – (PR NEWSWIRE) – June 5, 2008 – Milestone Scientific Inc. (OTCBB:MLSS), the recognized leader in advanced injection technologies, today announced that it has expanded its U.S. and Canadian distribution network with the addition of Patterson Dental Supply, a division of Patterson Companies, Inc. (Nasdaq:PDCO).
Patterson Dental Supply has the largest direct sales force in the industry, totaling approximately 1,400 sales representatives and equipment/software specialists serving the United States and Canada. Patterson will join Henry Schein, Inc. (Nasdaq:HSIC), the largest distributor of healthcare products and services to office-based practitioners in the combined North American and European markets, to both market and sell on a non-exclusive basis the STA™ System, Milestone’s patented, award-winning, painless dental injection solution, and related disposable hand pieces to dental professionals in the United States and Canada.
Joe Martin, Chief Executive Officer of Milestone, stated “By leveraging the marketing muscle, reputational reach and influence of the two largest dental suppliers in the industry, Milestone looks forward to achieving the market penetration necessary to drive broad adoption of the STA System as the new standard of care for dental injections. Moreover, as we persist in building our global distribution network, the further addition of strategic distribution partners in key international markets will aid us in promoting potentially profound sales growth from the worldwide marketing of the STA System. We are very pleased to welcome the Patterson organization to our team and appreciate that they share our enthusiasm and expectations for Milestone and our innovative technological solutions.”
The state-of-the-art STA System is Milestone’s latest achievement in computer-controlled local anesthesia delivery (CCLAD) that makes the injection process more comfortable for both dentists and patients. Marketed for use by dental practitioners to painlessly administer all dental injections, the STA System is uniquely capable of administering “Single Tooth Anesthesia” into the Periodontal Intraligamentary (PDL) space, something never before possible using conventional techniques.
About Patterson Companies, Inc.
Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.
Dental Market
As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.
Veterinary Market
Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.
Rehabilitation Market
Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

About Henry Schein, Inc.
Henry Schein, a Fortune 500® company and a member of the NASDAQ 100® Index, is recognized for its excellent customer service and highly competitive prices. The Company’s four business groups — Dental, Medical, International and Technology — serve more than 550,000 customers worldwide, including dental practitioners and laboratories, physician practices and animal health clinics, as well as government and other institutions. The Company operates through a centralized and automated distribution network, which provides customers in more than 200 countries with a comprehensive selection of more than 90,000 national and Henry Schein private-brand products in stock, as well as more than 100,000 additional products available as special-order items.
Headquartered in Melville, N.Y., Henry Schein employs over 12,000 people and has operations or affiliates in 20 countries. The Company’s net sales reached a record $5.9 billion in 2007. For more information, visit the Henry Schein Web site at www.henryschein.com.
About Milestone Scientific Inc.
Headquartered in Livingston, New Jersey, Milestone Scientific is engaged in pioneering proprietary, highly innovative technological solutions for the medical and dental markets.  Central to the Company’s IP platform and product development strategy is its patented CompuFlo® technology for the improved and painless delivery of local anesthetic. Specifically, CompuFlo is a computer-controlled, pressure sensitive infusion, perfusion, suffusion and aspiration technology, which provides real-time readouts of pressures, fluid densities and flow rates, enabling the advanced delivery and removal of a wide array of fluids.  The STA™ (Single Tooth Anesthesia) System computer-controlled local anesthesia delivery system which uses this technology provides dentists with audible and visual signals as to in-tissue pressure.  Milestone’s existing painless injection systems are currently sold in 25 countries. For more information on these and other innovative Milestone products, please visit the Company’s Web sites found at www.milesci.com and www.STAis4U.com.
Safe Harbor Statement
This press release contains forward-looking statements regarding the timing and financial impact of the Milestone’s ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone’s periodic filings with the Securities and Exchange Commission, including without limitation, Milestone’s Annual Report on Form 10-KSB for the year ended December 31, 2007. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group/Elite Media Group
Dodi Handy, President and CEO
407-585-1080 or via email at mlss@efcg.net

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